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                                                                   Exhibit 10.69


                              [TENNECO LETTERHEAD]


                                 January 5, 2007


PERSONAL AND CONFIDENTIAL

Mr. Timothy E. Jackson
13694 Shady Lane
Monroe, MI 48161

Dear Mr. Jackson:

         On behalf of Tenneco Inc. (the "Company"), I am pleased to set forth and confirm the terms and conditions of your continued service as Senior Vice President, Technology and General Manager -- Asia Pacific of the Company. This letter agreement amends your employment letter agreement with the Company dated July 11, 2000, as it was amended by your expatriate agreement dated July 21, 2005 (the "Original Agreement").

1. Base Salary. Your minimum base salary of $260,000 per year as set forth in Paragraph 2 of the Original Agreement is hereby amended to be $327,600 per year, which will be subject to such increases as may from time to time be approved by the Board or such committee of the Board to which such power has been delegated (the "Committee"), payable according to the regular pay schedule for salaried employees.

2. Annual Bonus. Your minimum annual target bonus of $155,000 as set forth in Paragraph 3 of the Original Agreement is hereby amended such that, commencing with calendar year 2006, your annual target bonus will be, at least, $161,000 subject to fulfillment of performance goals or other criteria as determined by the Board or Committee.

3. Amendment to KEPP and SERP. Effective as of August 31, 2006, you hereby consent and agree to the following changes to (a) the Company's Key Executive Pension Plan and its successor, the Company's Supplemental Pension Plan for Management (collectively, the "KEPP"), and (b) the Company's Supplemental Executive Retirement Plan and its successor, the Company's Supplemental Retirement Plan (collectively, the "SERP"). The Company may (i) amend the Supplemental Retirement Plan to provide that (a) all of your benefit accruals under that plan will be frozen effective as of December 31, 2006, (b) you shall not be a participant in that plan after December 31, 2006, (c) no compensation or service (for purposes of benefit accrual) for periods after December 31, 2006 shall be taken into account under that plan, and (d) you will not accrue any additional benefits under that plan after December 31, 2006, and (ii) amend the Supplemental Pension Plan for Management, effective as of January 1, 2007, to
(x) reduce from 4% to 3.6% the annual rate (expressed as a percentage of final average compensation as defined in that plan) at which you will accrue benefits under such plan for each year of service earned after December 31, 2006, (y) reduce from 50% to 47.5% the maximum accrual under such plan and (z) provide as an offset to benefits under such plan the actuarial equivalent value (determined in accordance with the assumptions used for such purpose under

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such plan) of any amounts paid to you in respect of "DB Replacement
Contributions" as described in the Company's Current Report on Form 8-K dated August 23, 2006.

4. Governing Law; No Other Amendments. This letter agreement shall be governed by, and shall be construed in accordance with, the internal laws (and not the laws of conflicts) of the State of Illinois. Except as expressly set forth herein, the Original Agreement shall not be amended or modified hereby. The Original Agreement shall, as expressly amended hereby, remain in full force and effect.

                                             Sincerely,

                                             TENNECO INC.

                                             /s/ Timothy R. Donovan

                                             By: Timothy R. Donovan

                                             Its: Executive Vice President and
                                                  General Counsel


ACKNOWLEDGED AND ACCEPTED


                                                  Date:
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Timothy E. Jackson